EXHIBIT 3.4

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
AMERALIA, INC.

September 14, 2010

In accordance with Section 16-10a-1006 of the Utah Revised Business Corporation Act (the “Utah Act”), AmerAlia, Inc., a Utah corporation (the “Corporation”), hereby declares and certifies as follows:

1.            The name of the Corporation is AmerAlia, Inc.

2.            Article I of the Corporation’s Articles of Incorporation is hereby deleted in its entirety and replaced with the following:

ARTICLE I
Name of Corporation

The name of the Corporation is Natural Resources USA Corporation.

3.            The foregoing amendment (the “Amendment”) was adopted by the Corporation’s shareholders, in accordance with the Utah Act, on September 14, 2010 (the “Shareholder Action”).

4.            As of the date of the Shareholder Action, the Corporation had 352,413,580 shares of common stock, $0.01 par value (“Common Stock”), outstanding and eligible to vote on the Amendment.  Pursuant to the Shareholder Action, 336,214,155 votes represented by the Common Stock were cast in favor of the Amendment.  The number of votes cast for the Amendment by each voting group entitled to vote separately on the Amendment was sufficient for approval by that voting group.

IN WITNESS WHEREOF, these Articles of Amendment have been executed by the Corporation as of the date first written above.

AMERALIA, INC.

By: /s/ Bill H. Gunn
Name: Bill H. Gunn
Its: Chief Executive Officer